EXHIBIT 32.2
Certification
     Pursuant to 18 U.S.C. § 1350, the undersigned officer of Bowater Incorporated (the “Company”), hereby certifies, to such officer’s knowledge, that the Company’s annual report on Form 10-K for the year ended December 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 28, 2006	/s/ William G. Harvey

Name: William G. Harvey Title: Chief Financial Officer
     The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.